EXHIBIT 4.2

Comprehensive Services Framework Agreement

between China Railway Corporation and Guangshen Railway Co., Ltd.

November 1, 2016

Content

This Comprehensive Services Framework Agreement (hereinafter referred to as “this agreement”) was reached and signed by and between the following parties on the day of November 1, 2016:

1. China Railway Corporation (hereinafter referred to as “Party A”) is a company formally registered at the SAIC with the number 100000000044567, and its legal address is No.10, Fuxing Road, Haidian District, Beijing.

2. Guangshen Railway Co., Ltd. (hereinafter referred to as “Party B”) is a company registered in Shenzhen with its social public shares listed on Hong Kong Stock Exchange (hereinafter referred to as “HKSE”) and Shanghai Stock Exchange for transaction and its ADS listed on The New York Stock Exchange (the registration number 440301103661840 and Social Credit Code 91440300192411663K), and its legal address is No.1052, Heping Road, Shenzhen.

Each company for this agreement shall be individually referred to as “One Party” and collectively “Parties”.

Whereas:

1. According to Reply on Some Problems about The Establishment of China Railway Corporation by The State Council (GH[2013]No.47), relevant rights and interests of 18 railway bureaus (including Guangzhou Railway Group Co., Ltd. and Qingzang Railway Co., Ltd.) subordinated to previous Ministry of Railways, 3 specialized transport companies and other enterprises (transferred subordinated enterprises) shall be transferred to the newly-established Party A. After corresponding reform, Party A and its affiliated companies (including controlled entities) shall constitute Party B’s related personnel/parties.

2. Both parties shall acknowledge and agree that, from January 1, 2017 on, Party A and its affiliated companies (including controlled entities) shall sign this agreement with Party B and its affiliated companies for mutual provision of services so as to guarantee that Party B could abide by relevant terms stipulated in HKSE Listing Rules.

3. Guangzhou Railway Group Co., Ltd. (hereinafter referred to as “GRGC”) under Party A’s control holds 37.12% of Party B’s issued shares as Party B’s largest shareholder. On October 18, 2013, GRGC signed Comprehensive Services Framework Agreement with Party B about the mutual provision of service between GRGC and its affiliated companies and Party B and its affiliated companies (including controlled entities), regulating various related transactions between two parties. GRGC Framework Agreement expired on December 31, 2016. After this agreement comes into effect, all transactions under GRGC Framework Agreement shall be integrated into and subject to relevant terms stipulated in this agreement.

4. Both parties shall agree that, for other transaction not specified in this agreement, both parties shall carry our relevant procedures for approval and sign additional agreements according to applicable Chinese laws and regulations.

Based on the principle of equality and free will, both parties have concluded the following agreement through friendly negotiation:

Article 1 Definitions

1.1 In this circular, the following expressions have the following meanings, unless the context requires otherwise:

[Approval] Any examination, approval, permit, license, filing document, certificate, notice, permission, approval document, authorization certificate, consent, special permission, exemption, file or registration;

[Independent Third Party] In terms of any party, any person rather than the party’s related personnel/party shall be Independent Third Party;

[HKSE Listing Rules] It refers to Hong Kong Stock Exchange Securities Listing Rules subject to revisions;

[Shanghai Stock Exchange Listing Rules] It refers to Shanghai Stock Exchange Stock Listing Rules subject to revisions;

[Day] It refers to working day, namely, any day open for business within the territory of China, including Saturdays or Sundays declared by Chinese Government as temporary working day (referred to as “Designated Working Days”), but it does not include any Saturday or Sunday not included in the statutory holidays and Designated Working Day;

[Affiliated Company] It refers to the definition specified in HKSE Listing Rules effective at any time;

[Fiscal Year] It refers to the period from January 1 to December 31 within the calendar;

[Force Majeure Event] It refers to any event happening after the day of signing (this agreement) beyond the affected party’s control, prediction or that cannot be avoided and overcome even if the affected party has predicted it, making the party objectively unable to fulfill the whole or part of this agreement (including but not limited to the failure in such fulfillment in spite of proper expenditure). Fore Majeure events include but not limited to any government behavior (valid or invalid), fire, turmoil, explosion, natural disasters (including flood and windstorm etc.), war, destruction, labor problems (including shut-down, strike and slow-down) and the verdict or judgment from the court or the arbitration body;

[Hong Kong] It refers to The Hong Kong Special Administrative Region of China;

[Laws] It refers to Chinese laws, regulations, ordinance, rules and registrations, notice, order, decision or other announcements issued by administrative or judicial authorities as well as relevant local regulations for securities listing Party B must execute.

1.2 Unless otherwise specified in this agreement:

(1) Any law mentioned in this agreement includes the law subject to revision, compilation or reformulation at any time;

(2) [Company] shall be deemed as any company, enterprise or other legal persons established at any time in any form;

(3) [Person] shall be deemed as any individual, firm, government, country or state agency or any joint venture, association or partnership (whether it’s qualified as Independent Legal Person);

(4) All titles in this agreement are only for reference, and shall not constitute any part of this agreement. However, they shall not restrict, change, exaggerate or influence the interpretation of this agreement in any form;

(5) Any document quoted by this agreement shall be an integral part of this agreement;

(6) Any party mentioned in this agreement or other agreements, contracts or documents shall include the party’s successors and authorized assignees;

(7) Unless otherwise specified, Party A mentioned in this agreement shall include any membership company and any newly-added membership company of Party A and its affiliated company (including controlled entities) (excluding Party B and its affiliated company (including controlled entities)). Namely, Party A’s affiliated company shall not include Party B and its affiliated company (including controlled entities); Party B mentioned in this agreement shall include any membership company of Party B and its affiliated company (including controlled entities).

Article 2 Content of Comprehensive Services

2.1 Mutual provision of services between Party A and Party B under this agreement shall include railway transportation services, railway-related service, special entrusted railway transportation services and various services including other services in conformity with the purpose of this agreement (hereinafter referred to as “Comprehensive Services”).

Article 3 Commitment and Warrant

3.1 Both parties are formally established and validly exist based on applicable laws prevailing in their registration places.

3.2 Both parties have taken all necessary actions and obtained all consents, approvals, authorizations and licenses needed to sign this agreement (unless otherwise specified in this agreement). The establishment of this agreement shall not violate (i) Articles of Association of both parties; (ii) other agreements or obligations of both parties; or (iii) any applicable Chinese or local laws, regulations or ordinances. Representatives on behalf of both parties have obtained corresponding authorization to sign this agreement.

3.3 Both parties shall commit to undertake and urge their affiliated companies (including controlled entities) to take all necessary actions or measures (not take any improper action or measure) so as to appropriately fulfill their obligations stipulated in this agreement. If any party asks any affiliated company (including controlled entities) of the other party at any time within this agreement’s valid term to additionally sign another supplementary agreement related to this agreement’s execution, both parties shall warrant that relevant affiliated companies (including controlled entities) would be encouraged to sign such supplementary agreement as required by the other party.

3.4 Both parties shall commit that, unless otherwise specified in other terms, for any expense that shall be paid by the party receiving relevant services, the party receiving such service shall fully pay the party providing such service through negotiation. Both parties shall negotiate the detailed payment method.

3.5 Both parties shall commit and warrant that they have the right to sign this agreement.

3.6 Mutual provision of services committed by both parties must meet all applicable industrial technical standards and specifications. If such technical standard and specification is not available, common service standards in the same industry must be met.

3.7 Party A shall agree to provide Party B with relevant services based on this agreement, and receive relevant services from Party B. Party A shall also make the following commitments and warrants to Party B:

(1) Party A shall commit and warrant that relevant Comprehensive Services provided to Party B could meet corresponding service quality standard.

(2) Party A shall promise that the quality of all provided Comprehensive Services could meet the quality standard of comparable services provided by Party A to the independent third party after this agreement comes into effect at least.

3.8 Party B shall agree to accept services provided by Party A and to provide Party A with relevant services based on this agreement. Meanwhile, Party B shall make the following commitments and warrants to Party A:

(1) Party B shall commit and warrant that relevant Comprehensive Services provided to Party A could meet corresponding service quality standard.

(2) Party B shall promise that the quality of all provided Comprehensive Servicess would not be lower than that of comparable service enjoyed by Party B before this agreement comes into effect, and could meet the quality standard of comparable services provided by Party B to the independent third party after this agreement comes into effect.

3.9 In order to fully implement this agreement without delay, both parties shall well cooperate with each other. If any major change happens to the provision of service and causes any party’s failure in fulfilling this agreement, the party shall immediately inform the other party of such situation.

3.10 Both parties shall agree that, both parties shall provide relevant services each other, and abide by this agreement’s service content, pricing principle and applicable industrial settlement rules etc. to finish corresponding settlement.

3.11 Both parties shall agree that, the prices at which various services are mutually provided shall be determined according to the following priority:

(1) the prices as determined by Chinese government;

(2) if the prices are not specified by Chinese government, the prices will be determined in accordance with the pricing standards and rules of national railways within the guidance prices set by Chinese government;

(3) if the prices are not specified by Chinese government and Chinese government has not set applicable guidance prices, the prices shall be determined in accordance with the applicable industry price settlement rules;

(4) except for applying the prices specified by Chinese government, the guidance prices set by Chinese government and the industry settlement rules, if there are comparable market prices or pricing standards, priority shall be given to such market prices or pricing standards as reference to determine the prices upon negotiation;

(5) if none of the above-mentioned pricing standards is available, the prices shall be determined with reference to the prices of non-connected transactions between the connected parties and independent third parties; and

(6) if neither comparable market prices nor prices of non-connected transactions are available for reference, the prices shall be determined upon negotiation according to the aggregate of the total actual costs for providing the relevant services, reasonable profits and taxes and additional charges paid.

3.12 Both parties shall agree that: this agreement shall be valid from the effective date to December 31, 2019.

3.13 Both parties shall confirm that annual caps of expenses of comprehensive services from January 1 to December 31, 2017 in 2017, 2018 and 2019 are respectively:

(1) RMB16.89353 billion Yuan (in 2017), of which:

i. The annual caps of expenses of railway transportation services provided by Party A to Party B shall be RMB 4974.63 million Yuan;

ii. The annual caps of expenses of railway-related services provided by Party A to Party B shall be RMB 2135.59 million Yuan;

iii. The annual caps of expenses of other services provided by Party A to Party B shall be RMB 314.51 million Yuan;

iv. The annual caps of expenses of railway transportation services provided by Party B to Party A shall be RMB 5713.13 million Yuan;

v. The annual caps of expenses of railway-related services provided by Party B to Party A shall be RMB 429.16 million Yuan;

vi. The annual caps of expenses of special-entrusted railway transportation services provided by Party B to Party A shall be RMB 3012.00 million Yuan;

vii. The annual caps of expenses of other services provided by Party B to Party A shall be RMB 314.51 million Yuan.

(2) RMB 18,977.82 million Yuan (in 2018), of which:

i. The annual caps of expenses of railway transportation services provided by Party A to Party B shall be RMB 5476.78 million Yuan;

ii. The annual caps of expenses of railway-related services provided by Party A to Party B shall be RMB 2631.92 million Yuan;

iii. The annual caps of expenses of other services provided by Party A to Party B shall be RMB 314.51 million Yuan;

iv. The annual caps of expenses of railway transportation services provided by Party B to Party A shall be RMB 6,570.09 million Yuan;

v. The annual caps of expenses of railway-related services provided by Party B to Party A shall be RMB 476.33 million Yuan;

vi. The annual caps of expenses of special-entrusted railway transportation services provided by Party B to Party A shall be RMB 3193.68 million Yuan;

vii. The annual caps of expenses of other services provided by Party B to Party A shall be RMB 314.51 million Yuan.

(3) RMB 22,340.17 million Yuan (in 2019), of which:

i. The annual caps of expenses of railway transportation services provided by Party A to Party B shall be RMB 6050.97 million Yuan;

ii. The annual caps of expenses of railway-related services provided by Party A to Party B shall be RMB 3261.71 million Yuan;

iii. The annual caps of expenses of other services provided by Party A to Party B shall be RMB 314.51 million Yuan;

iv. The annual caps of expenses of railway transportation services provided by Party B to Party A shall be RMB 7555.61 million Yuan;

v. The annual caps of expenses of railway-related services provided by Party B to Party A shall be RMB 528.86 million Yuan;

vi. The annual caps of expenses of special-entrusted railway transportation services provided by Party B to Party A shall be RMB 4314.00 million Yuan;

vii. The annual caps of expenses of other services provided by Party B to Party A shall be RMB 314.51 million Yuan.

3.14 Based on relevant terms and conditions stipulated in this agreement, various affiliated companies (including controlled entities) of Party A and Party B shall further sign corresponding contract to define detailed transaction terms (including but not limited to ordering and payment method) about various comprehensive services. Such contract must base on and conform to principles, terms and conditions stipulated in this agreement as well as relevant laws (including but not limited to HKSE Listing Rules and Shanghai Stock Exchange Listing Rules).

Article 4 Mutual provision of railway transportation services shall include production co-ordination, safety management and dispatching services; application and rental services of railway infrastructures and transportation equipment; railway communications services; railway network services; crew services; and cleaning services of locomotives, trains and railway stations etc..

4.1.1 Production co-ordination, safety management and dispatching services

(1) One party shall provide the other party with Planned Train and Locomotive Turn-over Schedule so as to achieve a balance, guarantee the supply of trains and locomotives, properly put various trains and locomotives into service, quicken the Turn-over frequency of trains and locomotives, guarantee the safety of transportation, correctly handle relevant problems arising from daily transportation as well as secure the normal usage of trains and locomotives.

(2) The party receiving relevant services shall pay various expenses resulting from production co-ordination, safety management and dispatching services to the party providing such services based on the following formula:

Expenses resulting from production co-ordination, safety management and dispatching services paid by the party receiving relevant services in a year equal Converted Turn-over Settlement Unit Price multiplying by The Converted Turn-over Finished by The Party Receiving Services in The Year.

The above converted turn-over refers to the cargo and passenger traffic volume calculated based on the weight and mileage of transported cargoes and the number and mileage of departure passengers. The converted turn-over settlement unit price shall be converted into ton-kilometerage.

Railway infrastructures and transportation equipment include but not limited to land, production site, house and building, locomotive and other production-related equipment.

4.1.3 Railway communications services

Both parties shall provide special communications services geared to the railway transportation each other.

4.1.4 Railway Network Services

Railway network services include but not limited to train station passenger transportation services (such as entering the station, waiting from the train, ticket verification and getting in the train etc.), water supply service in the train, railway line usage service, locomotive traction and power supply services for passenger and freight trains and railway ticket sales etc..

4.1.5 Crew Services

(1) Any party shall provide crew services for some passenger trains under its operation to the other party, including but not limited to passenger ticket sales, on-board crew services and relevant catering services and merchandise sales.

(2) Passenger ticket revenues and complementary ticket fees charged by the party providing services shall be attributed to the party receiving such service; vehicle usage and maintenance expenses and train payment designated based on applicable industrial standards shall be burdened by the party receiving such services; crew services shall be undertaken by the party providing services, and the party shall burden all expenses resulting from trainman salaries and passenger services. The party providing services shall achieve the goal of train ticket revenues contracted with the party receiving services while guaranteeing the transportation safety and decent working style.

(3) The party providing services can only use its contracted trains, but does not own these trains. Without the written consent from the party receiving services, the party providing services shall not add or remove any component. When any train is severely damaged or any part is destructed due to force majeure, the party providing services shall inform the party receiving services without delay.

4.1.6 Cleaning services of locomotives, trains and railway stations

(1) Both parties shall mutually provide cleaning services of locomotives, trains and railway stations, and the party receiving services shall designate corresponding content and standard of such service.

(2) The party receiving services shall support the cleaning services carried out by the party providing services; examine and supervise relevant cleaning services; regularly assess the quality of cleaning services.

Article 5 Railway-related Services

5.1 Mutual provision of railway-related services shall include: repair services of railway infrastructures and equipment; repair services of locomotives and trains; procurement and sales services of railway related materials; security services; hygiene and epidemic prevention services; property management and building maintenance services; and project construction, management and supervision services etc..

5.1.1 Repair services of railway infrastructures and equipment

Mutual provision of repair services of railway infrastructures and equipment shall include but not limited to main-line large-scale road maintainer maintenance and repair services (lifting, stirring, smashing and dynamic stability), seamless rail switching, line cleaning and screening, other line, bridge and tunnel equipment maintenance, signal device testing and repair, power supply equipment testing and maintenance, dispatching and commanding equipment testing and maintenance, transportation safety equipment testing and maintenance and other transportation/production equipment maintenance services.

5.1.2 Repair services of locomotives and trains

(1) In line with the actual situation, one party can entrust the other party to maintain and repair relevant locomotives and trains (including EMU).

(2) The party providing services shall provide relevant repair services according to applicable locomotive and train maintenance specifications and technical standards (including documents, rules, drawings and notices etc.).

(3) The party providing services shall firstly conduct self-check after various projects are completed and relevant quality standards are met, and then the party receiving services shall carry out corresponding acceptance check step by step. Meanwhile, relevant technical documents and conclusions resulting from the re-check of the quality of locomotive and train maintenance performed by the party providing services shall be complete and correct, and shall be submitted to the party receiving services for further analysis and assessment.

5.1.3 Procurement and sales services of railway related materials

(1) Both parties shall mutually procure some railway-related materials, and guarantee that various materials provided are of good quality in conformity with relevant standards; in terms of mutual provision of materials, favorable prices and conditions established by related departments shall be applied to select the source of materials; various materials mutually entrusted by both parties shall be of good quality and meet relevant national, department or enterprise standards.

(2) For some railway materials entrusted by one party to the other party for procurement, the party receiving services shall provide corresponding list to the party providing services, indicating the quantity and type, and both parties shall confirm such list; for some railway-related materials entrusted by one party to the other party for sales, the party receiving service shall provide corresponding list to the party providing services, indicating the quantity and type, and both parties shall confirm such list.

(3) Both parties shall negotiate and determine the detailed payment time and method for the materials purchased and sold through commission in line with the actual situation.

5.1.4 Security services

Both parties shall agree to mutually provide security services by means of their affiliated departments, including passenger/freight transportation and station security order within the scope of management, line and station yard inspection, investigation of any train hit by stone, any obstacle placed on the rail surface, the theft/loss of any railway material, assistance to handle railway casualties and locomotive accidents, and the provision of railway fire control supervision, fire prevention and explosion prevention service etc..

5.1.5 Hygiene and epidemic prevention services

Both parties shall agree that, their hygiene and epidemic prevention departments, disease control centers and hygiene sanitation supervision stations would mutually provide relevant planned immunization, prevention and control of occupational disease, environment monitoring, disease control and healthy recreation services to relevant employees and their family members.

5.1.6 Property management and building maintenance services

(1) One party shall entrust the other party to provide corresponding property management and services geared to the dormitory (including bachelordom dormitory and family housing), the apartment and the building.

(2) The standard of corresponding property management and services provided by one party to the other party shall equal that provided to its own employees at least.

(3) One party shall entrust the other party to provide corresponding building maintenance services in lien with the actual situation. However, such maintenance service must meet relevant national and industrial standards as well as the party’s technical and quality requirements.

(4) One party shall additionally sign corresponding leasing contract with relevant lessor in terms of the property (including office building and housing etc.) leased by the other party.

5.1.7 Project construction, management and supervision services

One party shall provide the other party with relevant construction, management and supervision services geared to some projects that shall be determined by the party receiving services.

Article 6 Special entrusted railway transportation services

6.1 Special entrusted railway transportation services means relevant professional services provided to affiliated companies (including the controlling entities) of Party A’s units at various sections without stations, including but not limited to organization and management of passengers and freight transportation and related services, and repair services of transportation facilities and equipment.

6.1.1 Organization and management of passengers and freight transportation and related services

Party A shall entrust Party B to provide organization and management of passengers and freight transportation and related services, including but not limited to passenger transportation organization, management and ticket services, passenger train services, freight transportation scheme planning and organization, train organization and command, water supply in the train, train scheduling services, and cleaning services of stations and trains etc..

6.1.2 Repair services of transportation facilities and equipment

Party A shall entrust Party B to provide repair services of transportation facilities and equipment within the scope of Party A’s lines, including but not limited to roadbed, line/bridge/tunnel/culvert, signal, traction power supply, electricity, mobile devices, house building and station security as well as logistics services etc..

Article 7 Other Services

7.1 Both parties shall mutually provide other services (except for the above-mentioned services) in order to guarantee the normal railway transportation and operation.

Article 8 Liabilities for Breach of Contract

Both parties shall adhere to the principle of honesty and credibility, and fulfill relevant obligations stipulated in this agreement. If any party cannot or cannot fully fulfill this agreement due to any violation of this agreement, the default party shall burden resulting liabilities; if both parties violate this agreement, both parties shall accordingly burden liabilities for breach of contract in line with the actual situation. However, the act of burdening liabilities for breach of contract shall not compromise the non-defaulting party’s right to ask the default party to further fulfill this agreement.

8.2 If any party violates any term stated herein, the other party (including its affiliated companies and controlled entities) shall have the right to put forward various requirements including remedies taken within a definite time, continuous fulfillment and compensations of various losses; if necessary, a part of or the whole agreement can also be accordingly terminated, unless it’s caused by Force Majeure.

Article 9 Force Majeure

9.1 If any party fails to fulfill its partial or all obligations under this agreement due to Force Majeure, such fulfillment shall be suspended when such force majeure event plays its role.

9.2 The party influenced by any Force Majeure event shall inform the other party of that as soon as possible in written form, and send effective evidences and written documents indicating the details and duration of such force majeure event as well as the reason for the impossible or delayed fulfillment of this agreement by means of personal delivery or registered mail within 15 days (after such event happens). The party claiming the impossible or unpractical fulfillment of this agreement caused by any Force Majeure event shall make great effort to eliminate or alleviate all consequences.

9.3 When any force majeure event happens, both parties shall immediately negotiate the fulfillment of this agreement. After such event ends or its influence terminates or disappears, both parties shall immediately continue to fulfill their obligations under this agreement. If such event and its influence cannot be terminated or eliminated, and any party losses the ability to continue the fulfillment of this agreement, both parties shall negotiate to terminate or delay the agreement’s fulfillment, and the party encountering such event shall not burden any liability for that. However, if any party encounters any force majeure event after the agreement’s fulfillment delays, the party shall not be exempted from burdening corresponding liabilities.

Article 10 Announcement

10.1 Any party shall not make any announcement related to this agreement without the written consent from the other party in advance, unless otherwise specified by Chinese laws, Shanghai Stock Exchange, HKSE, Hong Kong Securities and Futures Commission or other applicable laws, regulations and standards.

Article 11 Interpretation of Agreement

11.1 For matters unsettled in this agreement or unclear terms, both parties shall interpret this agreement based on common understanding according to this agreement’s principle, purpose, transaction practices and related terms. However, such interpretation shall be binding to both parties unless it conflicts with applicable laws or this agreement.

Article 12 Additional Information

12.1 This agreement shall come into effect from January 1, 2017 on after the fulfillment of the following procedures:

(1) Legal representatives or authorized representatives by both parties have signed and stamped this agreement;

(2) Party B shall be obliged to guarantee that its continuing connected transactions under this agreement could conform to relevant regulations stipulated in Articles of Association, HKSE Listing Rules and Shanghai Stock Exchange Listing Rules. For example, Party B shall submit corresponding continuing connected transactions under this agreement to the general meeting of shareholders for discussion and approval.

12.2 From the effective date on, any agreement or arrangement related to comprehensive services signed by both parties before shall not be executed.

12.3 Within the valid period of this agreement, if the total transactions within the fiscal year under this agreement may or is predicted to exceed the upper limit for annual transactions in this fiscal year established or approved by the independent shareholder (if applicable), both parties shall agree that: Party B shall fulfill all applicable and due supervision obligations and procedures stated in HKSE Listing Rules and Shanghai Stock Exchange Listing Rules as soon as possible, including relevant notices given to HKSE, and the convening of Party B’s general meeting of shareholders to seek the approval from Party B’s independent shareholders (if applicable) about relevant connected transactions and re-determined annual transaction upper limit according to HKSE Listing Rules and Shanghai Stock Exchange Listing Rules. Before all related regulatory requirements are met, both parties shall agree to try their best to make the total annual transactions not exceed the upper limit of the acknowledged annual transactions.

12.4 If there exists any change, both parties shall negotiate to amend this agreement’s provision in written form. However, such amendment shall be voted and revealed according to relevant laws, regulations, HKSE Listing Rules and Shanghai Stock Exchange Listing Rules. Without the written consent from both parties, any party shall not add, omit or change any part of this agreement.

12.5 If any party plans to transfer its rights and obligations under this agreement to its affiliated company, the party must obtain the consent from the other party in advance. Without the written consent from the other party, any party shall not randomly transfer any right or interest under this agreement to any third party.

12.6 Both parties shall agree to accordingly burden all costs and expenses resulting from the establishment of this agreement.

12.7 This agreement’s establishment, validity, interpretation, fulfillment and the resolving of any dispute shall be protected and governed by Chinese laws. For any dispute arising from this agreement’s fulfillment, both parties shall resort to friendly negotiation for solutions. If such negotiation fails, corresponding dispute shall be submitted to South China International Economic and Trade Arbitration Commission for arbitration. However, corresponding arbitration decision shall be final and binding to both parties.

12.8 This agreement shall be Framework Agreement related to comprehensive services, in line with the actual situation, Party B shall sign another supplementary agreement with Party A about certain service content based on this agreement’s principle. If such supplementary agreement severely conflicts with this agreement, Party B shall abide by applicable regulations published by the local regulatory department.

12.9 This agreement shall be in quadruplicate, and each party shall hold two copies of the same legal force.

Legal representative or authorized representatives by both parties shall indicate the detailed date and their signatures at the beginning of the context.

Party A: China Railway Corporation (seal: CRC Contract Seal)

Legal Representative (or Authorized Representative):

Party B: Guangshen Railway Co., Ltd. (seal: Guangshen Railway Co., Ltd. Contract Seal)

Legal Representative (or Authorized Representative):